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                                                                     EXHIBIT 5.2

                              ACCOUNTANT'S CONSENT

The Board of Directors
Ballard Power Systems Inc.

We consent to the use of our report dated February 12, 2001 on the consolidated balance sheets of Xcellsis GmbH as at December 31, 2000 and 1999 and the consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000 incorporated by reference and to the reference to our firm under the heading "Experts" in the prospectus. We point out, that regarding to our report dated February 12, 2001, on the consolidated balance sheets of Xcellsis GmbH as at December 31, 2000 and 1999 and the consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, we have not performed any further procedures.


KPMG Deutsche Treuhand-Gesellschaft

/s/ R.Helwig
Rosemarie Helwig
Partner

Stuttgart, Germany
December 11, 2002